Supplement A-9

National Grid Holdings One plc - consolidated
Group balance sheet
at March 31, 2004

	£m	$m
Fixed assets
Tangible assets	4,281	7,834
Investments in joint ventures
- Share of gross assets	31	57
- Share of gross liabilities	(27)	(49)
- Share of net assets	4	8
Other investments	32	59
Total investments	36	67
	4,317	7,901

Current assets
Stocks	14	26
Debtors (amounts falling due within one year)	4,946	9,051
Debtors (amounts falling due after one year)	42	77
Cash and deposits	138	253
	5,140	9,407

Creditors (amounts falling due within one year)
Borrowings	(20)	(37)
Other creditors	(3,429)	(6,275)
	(3,449)	(6,312)

Net current assets	1,691	3,095

Total assets less current liabilities	6,008	10,996

Creditors (amounts falling due after more than one year)

Other borrowings	(2,920)	(5,344)
Other creditors	(146)	(267)
	(3,066)	(5,611)

Provisions for liabilities and charges	(866)	(1,585)

Net assets employed	2,076	3,800

Capital and reserves
Called up share capital	176	322
Share premium account	335	613
Profit and loss account	1,565	2,865
Equity shareholders' funds	2,076	3,800

Equity minority interests		-

	2,076	3,800

Reconciliation of equity shareholders' funds to US GAAP

Equity shareholders' funds under UK GAAP	2,076	3,800

Adjustments to conform with US GAAP
Deferred taxation	115	210
Pensions	(343)	(628)
Shares held by employee share trusts	(32)	(59)
Tangible fixed assets	(32)	(59)
Financial instruments	(43)	(79)
Severance liabilities	3	5

Total US GAAP adjustments	(332)	(610)

Equity shareholders' funds under US GAAP	1,744	3,190

The balance sheet is prepared under UK GAAP.
The amounts presented above in US dollars are by way of a convenience translation of UK sterling figures,based on the exchange rate at March 31, 2004 of $1.83 =£1

National Grid Holdings One plc - consolidated
Group cash flow statement
for the year ended March 31, 2004

	£m	$m

Net cash inflow from operating activities before exceptional items	785	1,437
Expenditure relating to exceptional items	(12)	(22)
Net cash inflow from operating activities	773	1,415

Dividends from joint ventures	4	7

Returns on investments and servicing of finance
Interest received	204	373
Interest paid	(289)	(529)

Net cash outflow for returns on investments and servicing of finance	(85)	(156)

Taxation
Corporate tax paid	44	81

Capital expenditure
Payments to acquire tangible fixed assets	(485)	(888)
Receipts from disposals of tangible fixed assets	6	11

Net cash outflow for capital expenditure	(479)	(877)

Acquisitions and disposals
Payments to acquire investments	-	-
Receipts from disposal of investments	6	11

Net cash outflow for acquisitions and disposals	6	11

Equity dividends paid	(250)	(458)

Net cash outflow before management of liquid resources and financing	13	23

Management of liquid resources
Decrease in short term deposits	(23)	(42)

Net cash inflow from the management of liquid resources	(23)	(42)

Financing

Decrease in borrowings	(95)	(174)
Movement in intercompany balances	90	165

Net cash inflow from financing	(5)	(9)

Movement in cash and overdrafts	(15)	(28)

Summary Group cash flow statement under US GAAP

Net cash provided by operating activities	736	1,347
Net cash used in investing activities	(473)	(866)
Net cash used in financing activities	(255)	(467)
Net decrease in cash and cash equivalents	8	14
Cash and cash equivalents at beginning of year	130	238
Cash and cash equivalents at end of year	138	252

Current asset investments and cash per balance sheet	138	253
		-
Cash and cash equivalents	138	253

The cash flow statement is prepared under UK GAAP and the summary cash flow statement is prepared under US GAAP.
The amounts presented above in US dollars are by way of a convenience translation of UK sterling figures based on an average exchange rate of $1.83 =£1

National Grid Holdings One plc - consolidated
Group Profit and loss account
for the year ended March 31, 2004

	£m	$m

Turnover, including share of joint ventures	1,577	2,886
Less: share of joint ventures' turnover - continuing operations	(50)	(92)
Less: share of joint ventures' turnover - discontinued operations		-

Group turnover
- continuing operations	1,527	2,794
- discontinued operations		-
	1,527	2,794

Operating costs	(999)	(1,828)

Operating profit of Group undertakings
- continuing operations	528	966
- discontinued operations		-
	528	966

Share of joint ventures' and associate's operating profit - continuing operations	6	11
Share of joint ventures' and associate's operating loss - discontinued operations		-
	6	11

Operating profit
- Before exceptional items and goodwill amortisation	546	999
- Exceptional items - continuing operations	(12)	(22)
- Exceptional items - discontinued operations		-
- Goodwill amortisation	-	-
Total operating profit	534	977

Profit on disposal of tangible fixed assets - continuing operations	3	5
Gain on assets held for exchange	226	414
Profit on disposal of investments - discontinued operations		-
Net interest	(81)	(148)

Profit on ordinary activities before taxation - continuing operations	682	1,248
Taxation
- Excluding exceptional items	2	4
- Exceptional items	34	62
	36	66

Profit on ordinary activities after taxation	718	1,314

Minority interests	4	7

Profit for the year	722	1,321

Dividends	(250)	(458)

Profit transferred to profit and loss reserve	472	863

Reconciliation of net income to US GAAP

Net income under UK GAAP	722	1,321

Adjustments to conform with US GAAP
Deferred tax	(29)	(53)
Pensions	14	26
Financial instruments	81	148
Carrying value of EPICs liability	(226)	(414)
Other	(4)	(7)

Total US GAAP adjustments	(164)	(300)

Net income under US GAAP	558	1,021

The profit and loss account is prepared under UK GAAP.
The amounts presented above in US dollars are by way of a convenience translation of UK sterling figures based on an average exchange rate of $1.83 =£1

National Grid Holdings One plc - Consolidated
Group profit and loss reserve
for the year ended March 31, 2004

	£m		$m

At April 1, 2003	1,123		2,055

Exchange adjustments	(18)		(33)

Tax on exchange adjustments	(12)		(22)

Retained loss for the year	472		863

At March 31, 2004	1,565		2,863

Reconciliation of Group profit and loss reserve to retained earnings under US GAAP

Group profit and loss reserve under UK GAAP at March 31, 2004	1,565		2,863

Adjustments to conform with US GAAP
Total US GAAP adjustments to equity shareholders' funds	(332)		(610)
Shares held by employee share trusts	32		59

Retained earnings under US GAAP at March 31, 2004	1,265	*	2,312

* Includes cumulative other comprehensive losses of £(407)m ($(745)m)

The profit and loss reserve is prepared under UK GAAP.
The amounts presented above in US dollars are by way of a convenience translation of UK sterling figures based on an average exchange rate of $1.83 =£1